EXHIBIT 99.1

Lennox International announces unaudited 2004 earnings near top end of guidance range;
Fourth quarter EPS from continuing operations of $0.29

     (DALLAS – February 9, 2005) – Lennox International Inc. (NYSE: LII) today announced unaudited fourth quarter and full-year 2004 earnings.

     LII’s sales from continuing operations for the fourth quarter of 2004 increased 6% to $741 million. In constant currencies, sales were up 4%. Income from continuing operations declined 7% to $19 million, or $0.29 earnings per diluted share, including a $0.01 negative impact due to EITF 04-8, which addresses the effect of contingently convertible debt on diluted earnings per share. This compares with EPS from continuing operations in the fourth quarter 2003 of $0.32. Discontinued operations negatively affected earnings by $13 million in the fourth quarter 2004, resulting in reported net income of $6 million, or $0.11 per share.

     Sales from continuing operations for full-year 2004 increased 7% to $3.0 billion. Currency exchange rate fluctuations benefited revenue by 2%. LII achieved record earnings from continuing operations of $91 million before goodwill impairment, a 7% increase over the prior year. The company’s $1.39 EPS from continuing operations before goodwill impairment for 2004 includes $0.07 dilution due to EITF 04-8, and compares with $1.35 EPS from continuing operations in 2003. In accordance with generally accepted accounting principles (GAAP), including the after-tax $185 million goodwill impairment charge the company recorded in the first quarter and a $41 million after-tax loss from discontinued operations, LII reported a full-year 2004 net loss of $134 million, or $2.24 per share. Excluding goodwill impairment and the EITF 04-8 accounting change, adjusted EPS from continuing operations for full-year 2004 was $1.46, near the top end of the $1.38 to $1.48 guidance range previously provided. Adjusted EPS is reconciled from GAAP in the table below.

RECONCILIATION OF NET INCOME (LOSS) TO
ADJUSTED INCOME FROM CONTINUING OPERATIONS
(In millions, except per share data)

	For the Twelve Months Ended December 31,
	2004	EPS	2003	EPS
Net income (loss), as reported	$(134.4)	$(2.24)	$86.4	$1.36
Loss (gain) from discontinued operations	40.9	0.68	(0.9)	(0.01)

Income (loss) from continuing operations	(93.5)	(1.56)	85.5	1.35
Goodwill impairment, net of income tax	184.8		—

Adjusted income from continuing operations	$91.3	$1.39	$85.5	$1.35

Adjusted EPS before adoption of EITF 04-8		$1.46		$1.42

	For the Three Months Ended December 31,
	2004	EPS	2003	EPS
Net income, as reported	$6.3	$0.11	$20.0	$0.31
Loss from discontinued operations	12.8	0.18	0.5	0.01

Income from continuing operations	19.1	0.29	20.5	0.32
Goodwill impairment, net of income tax	(0.3)		—

Adjusted income from continuing operations	$18.8	$0.29	$20.5	$0.32

Adjusted EPS before adoption of EITF 04-8		$0.30		$0.33

     LII continued to strengthen its balance sheet, reducing total debt in 2004 by $52 million. Over the past four years, LII has reduced its total debt by $380 million, plus reduced the balance in its asset securitization program by $130 million. The company generated $62 million in cash from operating activities of continuing operations in 2004 and invested $40 million in capital expenditures, providing free cash flow from continuing operations of $22 million. The company commented that free cash flow was below previous expectations of approximately $75 million due to higher levels of working capital at the end of the year. A combination of higher accounts receivable from stronger-than-expected sales in December and a lower-than-anticipated accounts payable balance reduced free cash flow by approximately $30 million.

2005 Outlook

     “2004 was a demanding but ultimately rewarding year for Lennox International, thanks to our ability to closely focus on enhancing key areas of our performance despite external market pressures and internal demands,” said Bob Schjerven, chief executive officer. “Our results were near the high end of the earnings range we provided at the start of the year, in spite of a $47 million year-over-year increase in the cost of materials and related components.

     “Looking ahead, we are optimistic about 2005. Our manufacturing businesses continue their strong performance, and our Service Experts segment is beginning to benefit from the restructuring actions we have taken.” LII expects earnings per share in 2005 will be in the range of $1.50 to $1.60 – an improvement of 8% to 15% over the 2004 result of $1.39 – on mid-single digit revenue growth. This EPS range includes approximately 10 cents of dilution due to EITF 04-8 and, based on preliminary analysis, the impact of expensing stock options due to the company’s adoption of SFAS 123R during 2005. The company indicated capital expenditures will approximate $80 million in 2005, driven by investment to comply with the new National Appliance Energy Conservation Act 13 SEER industry standard that increases the minimum efficiency for residential air conditioners by 30 percent, as well as investment in other new products, and IT systems.

Fourth Quarter Segment Performance

     Residential Heating & Cooling segment revenue increased 3% during the quarter to $333 million, driven by growth at LII’s Lennox Industries and Ducane units, as well as the company’s hearth products business. Adjusting for foreign exchange, sales were up 2%. Segment profit was $37 million, down from $45 million last year, with operating margins declining from 13.9% to 11.2%. Higher volumes and improved pricing were not sufficient to offset the impact of higher material costs in the quarter.

     Commercial Heating & Cooling benefited from strong performance in North America. Segment revenue increased 18%, or 15% when adjusted for foreign exchange, to $155 million. Segment profit increased 7% to $13 million, with operating margins, squeezed by higher material costs, contracting 90 basis points to 8.4%.

     Service Experts sales from continuing operations were down 3%, or 4% adjusting for currency fluctuation, to $154 million. The segment posted an operating profit of $1 million for the quarter, or 0.6% of sales, compared with a loss of $4 million in the previous year. Lower headcount and cost reduction programs contributed to the improvement in profitability.

     Refrigeration segment revenue rose 12%, up 7% in constant currencies, led by strong sales growth in the Americas. Segment profit increased 26% to $10 million, benefiting from price increases, and operational improvement in the Americas and Asia Pacific regions. Operating margins grew to 8.5% from 7.6% in fourth quarter 2003.

Conference call scheduled

     LII has scheduled a conference call to discuss financial results for the fourth quarter and full-year 2004 on Thursday, February 10, at 9:30 a.m. (CST). All interested parties are invited to listen as Bob Schjerven, CEO, and Sue Carter, CFO, comment on the company’s operating results.

     To listen, please call the conference call line at 651-224-7472 ten minutes prior to the scheduled start time and use reservation number 768142. The number of connections for this call is limited to 200. This conference call will also be webcast on Lennox International’s web site at http://www.lennoxinternational.com.

     If you are unable to participate in this conference call, a replay will be available from 3:00 p.m. February 10 through February 17, 2005 by dialing 800-475-6701, access code 768142. This call will also be archived on the company’s web site.

     Operating in over 100 countries, Lennox International Inc. is a global leader in the heating, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII.” Additional information is available at: http://www.lennoxinternational.com or by contacting Bill Moltner, vice president, investor relations, at 972-497-6670.

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties including the impact of higher raw material prices, our ability to implement price increases for our products and services, the impact of unfavorable weather on the demand for our products and services, the impact of new equipment energy efficiency regulations on the company’s operations, and completion and final outcome of the external audit of the company’s financial statements, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see LII’s publicly available filings with the Securities and Exchange Commission. LII disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

LENNOX INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Twelve Months Ended December 31, 2004 and 2003
(In millions, except per share data)

	For the Three		For the Twelve
	Months Ended		Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
NET SALES	$741.4	$700.3	$2,982.7	$2,789.9
COST OF GOODS SOLD	503.3	460.8	1,985.2	1,846.6

Gross profit	238.1	239.5	997.5	943.3
OPERATING EXPENSES:
Selling, general and administrative expense	202.8	200.9	826.1	783.6
Goodwill impairment	(0.3)	¯	208.0	¯
Losses and other expenses	¯	¯	¯	1.9

Operational income (loss) from continuing operations	35.6	38.6	(36.6)	157.8
INTEREST EXPENSE, net	4.7	7.2	27.2	28.4
OTHER INCOME	(0.2)	(1.2)	(0.8)	(2.4)

Income (loss) from continuing operations before income taxes	31.1	32.6	(63.0)	131.8
PROVISION FOR INCOME TAXES	12.0	12.1	30.5	46.3

Income (loss) from continuing operations	19.1	20.5	(93.5)	85.5

DISCONTINUED OPERATIONS
Loss from operations	9.2	2.1	38.9	0.1
Income tax benefit	(2.9)	(1.6)	(9.3)	(1.0)
Loss on disposal	9.6	¯	14.9	¯
Income tax benefit	(3.1)	¯	(3.6)	¯

Loss (gain) from discontinued operations	12.8	0.5	40.9	(0.9)

Net income (loss)	$6.3	$20.0	$(134.4)	$86.4

INCOME (LOSS) PER SHARE FROM CONTINUING OPERATIONS:
Basic	$0.32	$0.35	$(1.56)	$1.46
Diluted	$0.29	$0.32	$(1.56)	$1.35

(LOSS) INCOME PER SHARE FROM DISCONTINUED OPERATIONS:
Basic	$(0.22)	$(0.01)	$(0.68)	$0.02
Diluted	$(0.18)	$(0.01)	$(0.68)	$0.01

NET INCOME (LOSS) PER SHARE:
Basic	$0.10	$0.34	$(2.24)	$1.48
Diluted	$0.11	$0.31	$(2.24)	$1.36

Note:	Per share amounts above reflect the adoption of EITF 04-8, “The Effect of Contingently Convertible Debt on Diluted earnings per Share.”

LENNOX INTERNATIONAL INC. AND SUBSIDIARIES

SEGMENT REVENUES AND OPERATING PROFIT
For the Three Months and Twelve Months Ended December 31, 2004 and 2003
(In millions)

	For the Three		For the Twelve
	Months Ended		Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Net Sales
Residential	$332.8	$323.6	$1,419.8	$1,358.7
Commercial	155.1	132.0	580.8	508.4

Heating and Cooling	487.9	455.6	2,000.6	1,867.1
Service Experts	153.9	158.1	611.7	611.3
Refrigeration	115.2	102.9	444.7	387.2
Eliminations	(15.6)	(16.3)	(74.3)	(75.7)

	$741.4	$700.3	$2,982.7	$2,789.9

Segment Profit (Loss) (A)
Residential	$37.2	$45.0	$169.7	$152.1
Commercial	13.1	12.3	51.2	38.0

Heating and Cooling	50.3	57.3	220.9	190.1
Service Experts	1.0	(3.9)	(2.2)	1.0
Refrigeration	9.8	7.8	42.7	36.2
Corporate and other	(27.2)	(24.0)	(91.5)	(68.8)
Eliminations	1.4	1.4	1.5	1.2

Segment Profit	35.3	38.6	171.4	159.7
Reconciliation to (loss) income from continuing operations before income taxes
Goodwill impairment	(0.3)	—	208.0	—
Losses and other expenses	—	—	—	1.9
Interest expense, net	4.7	7.2	27.2	28.4
Other income	(0.2)	(1.2)	(0.8)	(2.4)

	$31.1	$32.6	$(63.0)	$131.8

(A)	Segment profit is based upon income from continuing operations included in the accompanying consolidated statements of operations excluding Goodwill Impairment, and Losses and Other Expenses.

LENNOX INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
As of December 31, 2004 and 2003
(In millions, except share data)

ASSETS

	As of December 31,
	2004	2003
	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$60.9	$76.1
Accounts and notes receivable, net	472.5	416.6
Inventories	247.2	214.1
Deferred income taxes	13.1	33.4
Other assets	45.9	37.0
Assets held for sale	5.1	88.8

Total current assets	844.7	866.0
PROPERTY, PLANT AND EQUIPMENT, net	234.0	229.6
GOODWILL, net	225.4	432.5
DEFERRED INCOME TAXES	82.8	65.0
OTHER ASSETS	131.7	127.0

TOTAL ASSETS	$1,518.6	$1,720.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Short-term debt	$6.0	$3.6
Current maturities of long-term debt	36.4	21.4
Accounts payable	237.0	247.3
Accrued expenses	286.3	279.1
Income taxes payable	14.6	35.3
Liabilities held for sale	3.7	28.6

Total current liabilities	584.0	615.3
LONG-TERM DEBT	268.1	337.3
POSTRETIREMENT BENEFITS, OTHER THAN PENSIONS	14.2	13.8
PENSIONS	105.5	94.1
OTHER LIABILITIES	73.9	81.9

Total liabilities	1,045.7	1,142.4

COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value, 200,000,000 shares authorized, 66,367,987 shares and 64,247,203 shares issued for 2004 and 2003, respectively	0.7	0.6
Additional paid-in capital	454.1	420.4
Retained earnings	66.8	224.4
Accumulated other comprehensive income (loss)	0.7	(18.4)
Deferred compensation	(18.2)	(18.2)
Treasury stock, at cost, 3,044,286 shares and 3,043,916 shares for 2004 and 2003, respectively	(31.2)	(31.1)

Total stockholders’ equity	472.9	577.7

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,518.6	$1,720.1

Note:	2003 Balance Sheet has been adjusted to conform to the current year presentation of certain items.

LENNOX INTERNATIONAL INC. AND SUBSIDIARIES
Reconciliation to U.S. GAAP (Generally Accepted Accounting Principles) Measures
(In millions)

Free Cash Flow From Continuing Operations

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2004	2003	2004	2003
Net cash provided by (used in) operating activities	$(31.3)	$33.7	$55.0	$59.7
Net cash used in operating activities of disc. ops	(19.0)	3.2	7.3	5.4
Purchases of property, plant and equipment	(15.9)	(18.4)	(40.3)	(39.7)
Change in asset securitization	130.0	86.0	—	99.0

Free cash flow from continuing operations	$63.8	$104.5	$22.0	$124.4

Note:	Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is one measure used to determine incentive compensation for certain employees.